NEUBERGER BERMAN INCOME FUNDS
CLASS C
PLAN PURSUANT TO RULE 12b-1

 SCHEDULE A

Class C of the following series of Neuberger Berman Income Funds are subject to this Plan Pursuant to 12b-1, at the fee rates specified:

Series	Distribution Fee (as a Percentage of Average Daily Net Assets of Class C)

Neuberger Berman Core Bond Fund	0.75%
Neuberger Berman Core Plus Fund	0.75%
Neuberger Berman Emerging Markets Debt Fund	0.75%
Neuberger Berman Floating Rate Income Fund	0.75%
Neuberger Berman High Income Bond Fund	0.75%
Neuberger Berman Municipal High Income Fund	0.75%
Neuberger Berman Municipal Impact Fund	0.75%
Neuberger Berman Municipal Intermediate Bond Fund	0.75%
Neuberger Berman Short Duration Bond Fund	0.75%
Neuberger Berman Short Duration High Income Fund	0.75%
Neuberger Berman Strategic Income Fund	0.75%
Neuberger Berman Unconstrained Bond Fund	0.75%
Series	Service Fee (as a Percentage of Average Daily Net Assets of Class C)

Neuberger Berman Core Bond Fund	0.25%
Neuberger Berman Core Plus Fund	0.25%
Neuberger Berman Emerging Markets Debt Fund	0.25%
Neuberger Berman Floating Rate Income Fund	0.25%
Neuberger Berman High Income Bond Fund	0.25%
Neuberger Berman Municipal High Income Fund	0.25%
Neuberger Berman Municipal Impact Fund	0.25%
Neuberger Berman Municipal Intermediate Bond Fund	0.25%
Neuberger Berman Short Duration Bond Fund	0.25%
Neuberger Berman Short Duration High Income Fund	0.25%
Neuberger Berman Strategic Income Fund	0.25%
Neuberger Berman Unconstrained Bond Fund	0.25%

Dated: June 16, 2018